UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT No.)

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Adams Resources & Energy, Inc.
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 ADAMS RESOURCES & ENERGY, INC.
17 South Briar Hollow Lane, Suite 100
Houston, Texas 77027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 18, 2016

To Our Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of Adams Resources & Energy, Inc. will be held at 17 South Briar Hollow Lane, Suite 100, Houston, Texas 77027, on Wednesday, May 18, 2016 at 11:00 a.m., Houston time, for the following purposes:

1.	To elect a board of eight directors to serve for the next year or until their successors are elected and qualified;

2.	To consider and act upon an Advisory Resolution on Executive Compensation;

3.	To conduct such other business as may properly come before the meeting or any adjournments thereof.

Further information regarding the meeting and the above proposals is set forth in the accompanying Proxy Statement.  The close of business on April 6, 2016 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

By Order of the Board of Directors

/s/ David B. Hurst
David B. Hurst
Secretary
Houston, Texas
March 29, 2016

NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE SHAREHOLDER MEETING
 TO BE HELD ON MAY 18, 2016.

THE COMPANY’S PROXY STATEMENT AND THE 2015 ANNUAL REPORT
 ARE ALSO AVAILABLE AT www.adamsresources.com

YOU ARE INVITED TO ATTEND THE MEETING IN PERSON.  EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY.  THE ENCLOSED RETURN ENVELOPE MAY BE USED FOR THAT PURPOSE.  IF YOU ATTEND THE MEETING, YOU CAN VOTE EITHER IN PERSON OR BY PROXY.

ADAMS RESOURCES & ENERGY, INC.
17 South Briar Hollow Lane, Suite 100,
Houston, Texas 77027

PROXY STATEMENT

2016 ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 18, 2016

This Proxy Statement and accompanying proxy are being furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of Adams Resources & Energy, Inc., a Delaware corporation (the ‟Company”), for use at the 2016 Annual Meeting of Shareholders to be held at 17 South Briar Hollow Lane, Suite 100, Houston, Texas 77027, on Wednesday, May 18, 2016 at 11:00 a.m., Houston time, and any and all adjournments thereof, (such meeting or adjournment(s) thereof referred to as the ‟Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.  This Proxy Statement and the accompanying proxy are being mailed to shareholders on or about April 8, 2016.

The Company will pay the cost of solicitation of the proxies.  In addition to solicitation by mail, proxies may be solicited personally or by telephone or e-mail by directors, officers and employees of the Company, and arrangements may be made with brokerage houses or other custodians, nominees and fiduciaries to send proxies and proxy material to their principals.  Compensation and expenses of such firms, if any, which are not expected to exceed $1,000, will be borne by the Company.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

At the close of business on April 6, 2016, the record date of those entitled to receive notice of and to vote at the Annual Meeting, the Company had outstanding 4,217,596 shares of common stock, $0.10 par value per share (‟Common Stockˮ).  The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting.  Abstentions and broker non-votes (which are shares represented by proxies, received from a bank or broker, that are not voted on a matter because the bank or broker did not receive voting instructions from the shareholder) will be treated the same as abstentions, which means they will be present at the Annual Meeting and counted toward the quorum, but they will not be counted as votes cast.  Abstentions and broker non-votes will not have an effect on any of the proposals at this meeting because they will not be counted as votes cast.  Each share of Common Stock is entitled to one vote on all issues requiring a shareholder vote at the Annual Meeting.  Shareholders may not cumulate their votes for the election of directors.

The election of directors and the advisory resolution on executive compensation are not considered ‟routine matters.”  Thus, if a shareholder does not vote its shares with respect to any of these matters, such shareholder’s bank or broker may not vote such shares and such shares will be left unvoted on the matter.

All shares represented by properly executed or submitted proxies, unless previously revoked, will be voted at the Annual Meeting in accordance with the directions on the proxies.  If no direction is indicated, the shares will be voted ‟FOR” the election as directors of the nominees listed herein, ‟FOR” the advisory resolution on executive compensation, and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the Annual Meeting.  The enclosed proxy, even though executed and returned, may nevertheless be revoked at any time before it is voted by the subsequent execution and submission of a revised proxy, by written notice of revocation to the Secretary of the Company at the address set forth above or by voting in person at the Annual Meeting.  However, simply attending the Annual Meeting and not voting will not revoke a proxy.

ITEM 1 - APPROVAL OF NOMINEES FOR DIRECTOR

ELECTION OF DIRECTORS

The persons named as proxy holders in the enclosed proxy have been selected by the Board of Directors to serve as proxies (‟Proxy Holders”) and will vote the shares represented by valid proxies at the Annual Meeting and any adjournments thereof.  The proxy holders have indicated that they intend to vote ‟FOR” election as director each of the persons named as a nominee below under ‟Nominees for Director” unless authority to vote in the election of directors is withheld on each proxy or unless otherwise specified on each proxy.  Each duly elected director will hold office until the 2017 Annual Meeting of Shareholders or until his successor shall have been elected and qualified.  Although the Board of Directors of the Company does not contemplate that a nominee will be unable to serve, if such a situation arises prior to the Annual Meeting, the Proxy Holders will vote for the election of such other person as may be nominated by the Board of Directors.  Proxies cannot be voted in the election of directors for more than eight persons, as that is the number of nominees named herein.

Directors shall be elected by a plurality of the votes of the shares present or represented by proxy and entitled to vote at the Annual Meeting.  Withholding authority will have the effect of a vote cast ‟AGAINST” Item 1.  Broker non-votes will not be counted in the tabulations of the votes cast on Item 1 and will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote ‟FOR” the election of the nominees listed below.

For each of the Company’s directors, the following table sets forth their names, ages, principal occupations, other directorships of public companies held by them and length of continuous service as a director.  Any directorship of public companies held by the nominees within the last five years is also presented below.

	Principal Occupation	Director
Nominee and Age	and Directorship	Since

Thomas S. Smith (64)	President and Chief Executive Officer of the Company	2013

E. C. Reinauer, Jr. (80)	Retired—Former International Project Manager	1973

Larry E. Bell (68)	Retired—Risk Manager	2006

Townes G. Pressler (80)	Chairman—VSO Petroleum Consultants, Inc.	2011

Michelle A. Earley (44)	Partner—Locke Lord LLP	2015

Murray E. Brasseux (67)	Retired—Former Bank Managing Director	2015

Richard C. Jenner (54)	Co-managing Partner—Endeavor Natural Gas, LP	-

W. R. Scofield (63)	President and Chief Operating Officer—	-
	KSA Industries, Inc.

Mr. Smith was appointed as President and Chief Executive Officer of the Company in February 2015. He retired from KSA Industries, Inc. (“KSAI”), an affiliate of the Company, on March 20, 2015 where he had been President since November 2013. Previously, Mr. Smith was an Executive Vice President with KSAI for more than five years.  Mr. Scofield was appointed to his current position at KSAI in April 2015.  Previously, he was Vice President of Corporate Development and Tax Planning at KSAI for more than five years.  Mr. Pressler became Chairman of VSO Petroleum Consultants, Inc in March 2016.  For the five year previous period, Mr. Pressler was President and Owner of Pressler Petroleum Consultants, Inc. All other directors have been engaged in the principal occupations indicated above for the last five years except that Mr. Bell retired in 2012 and Mr. Brasseux retired in 2014.  Mr. Bell’s previous position was Risk Manager with Holly Frontier Corporation and Mr. Brasseux was the Managing Director, Oil & Gas Finance at BBVA Compass. All of the nominees for director own less than one percent of the class of shares outstanding except Mr. Smith beneficially owns 46.9% of the Company’s common stock.

Independence

The Company’s Board of Directors is comprised of a majority of independent directors as defined under NYSE MKT listing standards. There are no family relationships among any of the directors or executive officers of the Company.  The Board has determined that the following Directors are independent: Messrs. Reinauer, Bell, Pressler, Brasseux, Jenner and Ms. Earley. The Board has determined that none of the designated independent directors have any relationship that, under NYSE MKT rules, would preclude their service on any of the standing committees of the Board.  In making its determination, the Board considered transactions and relationships between each director or his immediate family and the Company and its subsidiaries, including those reported under ‟Compensation Committee Interlocks and Insider Participation” and ‟Transactions with Related Persons” below.  The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent.  In addition, the Board requires each of its members and each of the director nominees to disclose in an annual questionnaire any relationship they or their family members may have had with the Company, its subsidiaries, its independent accountants, directors and officers within the past five years. The Board considers any such relationship in making its determination.  Messrs. Smith and Scofield are considered inside directors because of their employment with the Company and KSAI, respectively.  Mr. Smith also beneficially owns 46.9% of the Company’s outstanding common stock.

Meetings and Committees of the Board

In 2015, the full Board and/or its committees met ten times and all director nominees attended all of the meetings of the Board and the committees on which they served for the period in which they held office.  It is the Company’s policy that all persons nominated for election to the Board at the time of the annual meeting be present at such meeting.  All directors at the time of the 2015 annual meeting attended the 2015 annual meeting.  The Board has three standing committees – the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

	Summary of	Committee	Meetings in
Committees of the Board	Responsibilities	Members	2015

Audit	Retains independent registered public accounting firm and pre-approves their services. Reviews and approves financial statements, internal controls and related party transactions.	Bell(1) Reinauer Pressler Brasseux	Six

Compensation	Evaluates the performance of the Chief Executive Officer and establishes the compensation of the Chief Executive Officer and other executive officers.	Pressler(2) Bell Reinauer Brasseux	Four

Nominating and Corporate Governance	Identifies, considers and recommends to the Board nominees for directors. Periodically assesses corporate governance and makes recommendations to the Board	Pressler(2) Bell Reinauer Brasseux Earley	Three
______________________________
(1) Mr. Bell is an independent director, Chairman of the Audit Committee and is the Company’s designated Audit Committee financial expert under Item 407(d) (5) of Regulation S-K.
(2) Mr. Pressler is an independent director, Chairman of the Compensation Committee and Chairman of the Nominating and Corporate Governance Committee.

The responsibilities of the Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee are described in each of the committees’ respective charters, which were adopted by the respective committees and the Board.  These committee charters are available on the Company’s website at www.adamsresources.com, under Investor Relations – Corporate Profile – Corporate Governance.  Copies may also be obtained by writing to Investor Relations, Adams Resources & Energy, Inc., 17 South Briar Hollow Lane, Suite 100, Houston, Texas 77027.

Nomination Policy

The Nominating and Corporate Governance Committee identifies and recommends to the Board nominees for directors to be considered at the annual meeting of shareholders or to serve as replacements in the event of a vacancy on the Board.  Each of the members of the Nominating Committee is independent, as defined in Section 803A of the listing standards of the NYSE MKT.  The Nominating and Corporate Governance Committee will also consider nominees submitted by shareholders to the Secretary of the Company if submitted in accordance with the procedures set forth in the Company’s Bylaws. You may obtain a copy of the Bylaws by writing to Adams Resources & Energy, Inc., 17 South Briar Hollow Lane, Suite 101, Houston Texas 77027, Attention:  Corporate Secretary, David Hurst. The Company’s Bylaws can also be found on the Company’s website at www.adamsresources.com, under Investor Relations – Corporate Profile – Corporate Governance.

In identifying and evaluating candidates for nomination to the Board, the Nominating and Corporate Governance Committee considers several factors including: education, experience, knowledge, expertise, independence and availability to effectively carry out the duties of a Board member.  The qualifications and backgrounds of prospective candidates are reviewed in the context of the current composition of the Board to ensure the Board maintains the proper balance of knowledge and experience to effectively manage the Company’s business for the long-term interests of the shareholders.  The Nominating and Corporate Governance Committee initially identifies candidates for nomination through the Committee’s and management’s general industry contacts.  It has not been the practice of the Nominating and Corporate Governance Committee to consider for nomination any specific director candidates recommended by shareholders as no such request has ever occurred.  The Nominating and Corporate and Governance Committee will review its policy position if such a request is received.  Shareholders may communicate with the Board of Directors as described herein below.

The Nominating and Corporate Governance Committee views diversity expansively and considers, among other things, functional areas of business and financial expertise, educational and professional background, and those competencies that it deems appropriate to develop a cohesive board such as ethics, integrity, values, practical wisdom, mature judgment and the ability of the candidate to represent the interests of all shareholders and not those of a special interest group.  Specifically with respect to the experience and qualifications of each of the persons nominated to serve on the Board of Directors, the Nominating and Corporate Governance Committee considered the following information to conclude that each such nominee should serve as a director of the Company.  Mr. Reinauer was elected to the Company’s Board at the time of the Company’s initial public offering in 1973.  He possesses extensive knowledge of the Company’s history and has had direct management oversight in a variety of international projects throughout the world.  Mr. Pressler has previously served as President of several independent oil and gas exploration entities and is a Registered Professional Engineer with extensive experience in evaluating oil and gas property interests.   Mr. Bell has extensive industry and risk management experience.  His area of expertise includes commodity pricing risks, accounting and reporting internal controls as well as traditional property and casualty exposure management.  Messrs. Bell and Reinauer also have extensive securities experience with each of them previously holding a NASD Series 7 Registered Representative Securities License.  Ms. Earley is an attorney with extensive experience in capital markets activity and mergers and acquisition transactions as well as advising clients on securities regulations and corporate governance matters.  Mr. Brasseux has extensive banking experience including energy lending practices and was a co-founder of a private oil and gas exploration company. Messrs. Pressler, Reinauer, Bell and Brasseux and Ms. Earley have previously stood for election to the Board of Directors.

Mr. Jenner is a petroleum engineer with a Bachelor of Science degree from the Colorado School of Mines and a Master of Business Administration from University of Chicago.  He has been active in the oil and gas industry for over 30 years with specific expertise in the prospective areas of Texas and Louisiana, the Company’s primary area of operation.  Mr. Scofield is a graduate of the University of Texas and holds a Bachelor of Business Administration and a Master of Professional Accounting, specializing in taxation.  Mr. Scofield has extensive experience with a diverse group of businesses, including oil and gas, agriculture, automotive and professional sports.  He also represents the Company’s largest shareholder group.

Mr. Smith, Chairman of the Board, Chief Executive Officer and President, is a 46.9% beneficial owner of the Company’s common stock.  Mr. Smith is the spouse of Susan Adams Smith, daughter of Company founder K. S. Adams, Jr.  Mr. Smith has previously stood for election to this Board of Directors.

In connection with the Annual Meeting, the Nominating and Corporate Governance Committee has recommended the Directors listed in this proxy.

Communications with the Board

Any shareholder may communicate with the Board, a committee of the Board or any individual director by sending written communication addressed to the Board of Directors of Adams Resources & Energy, Inc., a committee or such individual director or directors, 17 South Briar Hollow Lane, Suite 100, Houston, Texas 77027, Attention: Investor Relations Manager.  All communications will be forwarded to the Board, a committee of the Board or such individual director or directors in accordance with the request of the shareholder.

Board’s Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, and strategic risks.  The Audit Committee is responsible for oversight of risks relating to the Company’s accounting matters, financial reporting and legal and regulatory compliance.  To satisfy these oversight responsibilities, the Audit Committee meets regularly with management, the Company’s internal auditor and independent registered public accounting firm.  The Compensation Committee is responsible for overseeing risks relating to employment policies and the Company’s policies on structuring compensation programs.  To satisfy these oversight responsibilities, the Compensation Committee meets regularly with management to understand the implications of compensation decisions, particularly the risks the Company’s compensation policies pose to the Company’s finances, human resources and shareholders.

EXECUTIVE OFFICERS

The following table provides information regarding the executive officers of the Company as of
March 29, 2016.  The officers of the Company serve at the discretion of the Board of Directors of the Company.

Name	Age	Position
Thomas S. Smith	64	President and Chief Executive Officer

Sharon C. Davis	56	Executive Vice President, Chief Operating Officer and Chief Accounting Officer

Richard B. Abshire	63	Executive Vice President, Chief Financial Officer and Treasurer

Thomas S. Smith was appointed to the additional office of President and Chief Executive Officer of the Company in February 2015; he has served as Chairman of the Board of Directors since November 2013.  Mr. Smith also beneficially owns 46.9 % of the Company’s outstanding common stock.

Sharon C. Davis joined the Company in 1992 and was previously employed by Arthur Andersen & Co.  Ms. Davis is a Certified Public Accountant in the State of Texas and serves as the Company’s Chief Accounting Officer. Ms. Davis was appointed as Executive Vice President and Chief Operating Officer in March 2015.

Richard B. Abshire joined the Company in 1985 and was previously employed by Arthur Andersen & Co.  Mr. Abshire is a Certified Public Accountant in the State of Texas and serves as the Company’s principal financial and accounting officer.  Mr. Abshire holds a Master of Business Administration from the University of Texas.

SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation of the Company’s Chief Executive Officer, Chief Financial Officer and each of the Company’s other most highly compensated executive officers during the fiscal years ended December 31, 2015, 2014 and 2013, whose total annual salary and bonus for fiscal 2015 exceeded $100,000 (the ‟named executive officers”).  There were no pension plans, stock options, shares of restricted stock, or other equity awards granted by the Company during the periods presented.

Name and		Annual Compensation
Principal Position	Year	Salary	Bonus	All Other(1)	Total
Thomas S. Smith(3)	2015	$329,230	$-	$13,010	$342,241
President and Chief Executive Officer

Sharon C. Davis	2015	$225,000	$50,000	$20,092	$295,092
Executive Vice President,	2014	$225,000	$90,000	$19,232	$334,232
Chief Operating Officer and	2013	$225,000	$250,000	$19,179	$494,179
Chief Accounting Officer

Richard B. Abshire	2015	$245,289	$50,000	$15,055	$310,344
Vice President, Treasurer and	2014	$200,000	$-	$10,441	$210,441
Chief Financial Officer	2013	$200,000	$200,000	$11,614	$411,614

Frank T. Webster(2)	2015	$1,263,274	$-	$15,184	$1,278,458
Former President, Chief Executive	2014	$497,215	$-	$28,723	$525,938
Officer and Chief Operating Officer	2013	$396,550	$400,000	$29,863	$826,413

______________________
(1)
Other compensation includes employer matching contributions to the Company’s 401(K) savings plan, a car allowance, reimbursement for club dues and life and disability insurance premiums.  The named executive officers receive no other perquisites or personal benefits.  In 2015, Mr. Webster received $3,740 in cash reimbursement for club dues including a tax “gross-up” of $1,309. Life and disability insurance premiums paid on behalf of Messrs. Smith, Webster, Abshire and Ms. Davis totaled $2,410, $762, $4,454 and $4,064 respectively for 2015.

(2)	Mr. Webster retired from the Company in February 2015. See “Payments upon Termination” below.
(3)	Mr. Smith was appointed as President and Chief Executive Officer in February 2015 with an annual salary of $400,000. His compensation for 2014 was solely as a director.

Payments upon Termination - Employment Agreements

Originally at the time of his employment in May 2004, Mr. Frank T. Webster entered into an employment agreement with the Company that was amended on various dates to modify the base salary provisions and extend the term to May 13, 2017. Mr. Webster served as President, Chief Executive Officer and Chief Operating Officer of the Company and was to receive a base annual salary of $500,000 through May 13, 2017. In the event of termination of employment, the agreement provided varying termination payment amounts depending on the underlying facts and circumstances.  Under the agreement, if Mr. Webster’s employment was terminated without Cause, he was entitled to receive the balance of his salary due under the employment agreement in a lump sum within 30 days from the termination date.  In February 2015, Mr. Webster announced his decision to retire and in connection therewith, the Company and Mr. Webster entered into a retirement agreement, dated February 26, 2015. Pursuant to the retirement agreement, Mr. Webster received a lump sum payment in the amount of $1,167,120.95 and the employment agreement as amended between the Company and Mr. Webster was extinguished without further consideration.

COMPENSATION, DISCUSSION AND ANALYSIS

Background

The Company competes for talent in the Houston, Texas marketplace which is heavily tied to the energy industry and related fields.  For the 15 year period leading up to 2015, the energy industry (and Houston in particular) generally experienced strong demand for executive personnel.  Within the public company community, Adams Resources & Energy, Inc. is consistently listed as one of the Houston areas’ top 100 companies as ranked by revenues. As measure of results, the Company’s ‟Performance Graph” prepared under the applicable rules of the Securities and Exchange Commission appears in the Company’s Annual Report on Form 10-K.  The Performance Graph data indicates that in each of the past five years, the Company outperformed its  Integrated Oil and Gas peer group with the most recent (December 31, 2015) valuation at a 150 percent multiple over the peer group.   Relative to the S&P 500 Index, the Company bested the index in four of the past five years with the December 31, 2015 valuation at 95 percent of the S&P 500 Index standard, as all oil and gas stocks declined.

Determine the Form and Amount of Compensation

Compensation Philosophy and Objectives

The Company’s compensation philosophy has the following objectives and executive compensation levels are determined in consideration thereof:

•	Establish and maintain a level of compensation that is competitive within the Company’s industry and region.
•	Provide an incentive mechanism for favorable results.
•	Provide a level of executive compensation that is consistent with the level of compensation for non-executive personnel.
•	Maintain a compensation system that is consistent with the objectives of sound corporate governance.

Design of Reward

It is the policy of the Company to pay all forms of compensation in cash.  This is the simplest, most readily understood approach and does not expose the Company to potential future diminution of corporate value.  Such amounts are expensed as incurred.  This policy also removes any issues regarding accounting and the tax deductibility of executive compensation.  In addition, management and the Compensation Committee review the results of the annual ‟Say on Pay” vote by shareholders for feedback on its executive compensation amounts.  The Company does not engage outside compensation consultants.

Elements of Compensation

The Company’s executive compensation program comprises of the following elements:

•	Base salary
•	Discretionary bonus
•	Benefits

The Company utilizes these three elements of executive compensation as the believed minimum required to retain its executive officer group.  Discretionary bonuses are also used as an incentive for favorable results.  The discretionary bonus may also serve as a supplement to base salary levels, while allowing the Board to avoid such expense during a year when earnings do not meet expectations.  A pre-defined formula bonus system is not utilized as the discretionary approach is believed to better align management with the long-term interest of the Company rather than toward a set short-term formula target.  Discretionary bonuses are anticipated to increase or decrease with the prevailing trend for consolidated net earnings.

The Company also provides employee benefits, primarily consisting of a 401(k) Plan (discussed below) and an employer sponsored medical plan.  The benefits provided to the executive officer group are no different than those offered to non-executive employees.  The Company does not provide stock options or other common stock incentives.  The Company does not offer a defined benefit pension plan nor does it offer deferred compensation.

Perquisites

The Company provides the following:

•	Life and Disability Insurance Premiums
•	Automobile Allowance
•	Club Dues Reimbursement

Club dues reimbursements and automobile allowances are paid to the executive officers consistent with the payment of such amounts to non-executive employees.  The requirement to pay such amounts is negotiated with the executive at the time of their initial employment.  Life and disability insurance premiums are paid on behalf of the executives consistent with the payment of such insurance premiums for non-executive employees.  Perquisite amounts are not considered annual salary for bonus purposes.

401(k) Plan

Consistent with the employee’s desire for financial security in retirement, the Company offers a 401(k) plan to its employees, including its executive officers.  As referenced in footnote (1) to the Summary Compensation Table, the Company makes a matching contribution to the plan.  In 2015, the Company matched 100% of employee contributions up to 3% of compensation and matched 50% of employee contributions from 3% to 5% of compensation, subject to the current Internal Revenue Service annual limit of $17,500.  This policy conforms to the Internal Revenue Service allowed safe harbor rules for matching contributions.

Employment and Severance Agreements

Previously the Company had an employment agreement with Mr. Webster that was scheduled to expire on May 13, 2017.  Mr. Webster’s employment agreement contained conditions of employment and entitled him to participate in the Company’s leave, insurance and other employee benefit plans that may be in effect from time to time for management-level employees of the Company.  Mr. Webster’s employment agreement also provided for severance payments in certain cases of termination.  The employment agreement was extinguished in February 2015. For addition information, see ‟Payments upon Termination — Employment Agreements” above.

Compensation and Risk

In order to establish and maintain profitability, the Company becomes exposed to risk.  The most significant areas of risk involve commodity price risk, customer credit risk, safety and security concerns and oil and gas exploration investment risk.  Compensation policies for all employees are designed to promote the provision of management safeguards against risk and not incentivize excessive risk-taking.  Compensation policies toward this aim include the following:

•	a simple compensation structure that constitutes cash payments only;
•	generally short-term contractual obligations with actual results fixed and determinable prior to the payment of employee bonuses;
•
awareness by all employees of the inherent risks associated with their respective activities and the knowledge that base salaries and discretionary bonuses are based, in part, on the employee’s risk avoidance abilities; and

•
a segregated internal reporting structure that puts the employees charged with managing and reporting risk on a separate reporting track from those employees committing the Company to contractual obligations, thereby providing independent monitoring of risk mitigation practices and procedures.

On a scheduled basis over the course of the year, Mr. Bell, representing the Compensation and Audit Committees, conducts interviews with key non-executive operating and accounting personnel to monitor compliance with the Company’s designed internal control structure and risk avoidance strategies. Management has concluded that compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.  In addition, the named executive officers are expected to maintain established risk avoidance practices as a condition to their level of compensation.

Compensation Process

-- Mr. Smith, President and Chief Executive Officer

Mr. Smith was appointed President and Chief Executive Officer of the Company in February 2015. Since Mr. Smith is a 46.9% beneficial owner of the Company’s common stock, it was not practical to engage in the traditional formal employment negotiation process in order to determine his executive compensation.  By mutual agreement between Mr. Smith and the Compensation Committee of the Board, Mr. Smith’s annual base salary was set at $400,000, an amount less than his predecessor’s base salary but more than the current Chief Operating Officer’s base salary.  Mr. Smith requested that the Compensation Committee not consider him for a bonus in 2015.

-- Mr. Webster, formerly the President, Chief Executive Officer and Chief Operating Officer

At the time of his employment in 2004, Mr. Webster negotiated a base salary and an employment contract as condition of his accepting employment with the Company.  The Company’s founder, K. S. Adams, Jr., represented the Company in these negotiations.  Subsequently, and prior to scheduled expiration dates, Mr. Webster negotiated base salary increases and contract extensions through May 2016 with Mr. Adams again representing the Company in such discussions.  Mr. Webster also proposed periodic bonus amounts and until September 26, 2012, when Mr. Webster replaced Mr. Adams as Chief Executive Officer, Mr. Adams negotiated such amounts on behalf of the Company.   Upon determination of any proposed salary and bonus amounts, such recommendations were presented to the Compensation Committee for their evaluation.  The Compensation Committee considered the proposed payments in a private session based on their collective view of (a) the Company’s compensation philosophy, (b) current risk mitigation effect and results, (c) the Company’s financial condition and current net earnings, and (d) the current Houston area executive marketplace.  The Compensation Committee voted on the matter and such approval was reported to the full Board of Directors with the approved amounts shown in the Summary Compensation Table, above.

-- Ms. Davis, Executive Vice President, Chief Operating Officer and Chief Accounting Officer and Mr. Abshire, Executive Vice President, Chief Financial Officer and Treasurer

Ms. Davis and Mr. Abshire are considered as ‟at will” employees with no employment contracts.  Through the time of his employment, Mr. Webster proposed their salary amounts and bonuses based on the criteria described herein and negotiated such amounts with Ms. Davis and Mr. Abshire on behalf of the Company.  Upon determination of the proposed amounts such recommendations are presented to the Compensation Committee and that committee reviewed the proposed amounts consistent with its practice for Mr. Webster’s compensation.  For 2015, the Compensation Committee determined the compensation and bonus amounts for Ms. Davis and Mr. Abshire per the Committee’s discretion consistent with historic trends.

Pay Ratio Disclosure Rule

In August 2015 pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd – Frank Act”), the Securities and Exchange Commission adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (‟PEO”).  The Company’s PEO is Mr. Smith.  Registrants must comply with the pay ratio rule for the first fiscal year beginning on or after January 1, 2017.  The purpose of the new required disclosure is to provide a measure of the equitability of pay within the organization.  The Company believes its compensation philosophy and process yield an equitable result and is presenting such information in advance of the required disclosure date as follows:

Median Employee total annual compensation	$60,052
Mr. Smith (‟PEO”) total annual compensation	$400,000
Ratio of PEO to Median Employee Compensation	6.7:1.0

In determining the median employee, a listing was prepared of all employees as of December 31, 2015.  Employees on leave of absence were excluded from the list and wages and salaries were annualized for those employees that were not employed for the full year of 2015.  The median amount was selected from the annualized list.  For simplicity, the value of the Company’s 401(k) plan and medical benefits provided was excluded as all employees including the PEO are offered the exact same benefits and the Company utilizes the Internal Revenue Service safe harbor provision for 401(k) discrimination testing.  As of December 31, 2015 the Company employed 809 persons of which 557 are professional truck drivers.

Internal Revenue Code 162(m) Considerations

Section 162(m) of the Internal Revenue Code, as amended, limits a company’s ability to deduct compensation paid in excess of $1 million to the Chief Executive Officer and the next four highest paid officers in any year, unless the compensation meets certain performance requirements.  The Company had no officers receiving compensation in excess of $1 million, except for Mr. Webster’s termination payment in 2015.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationship requiring disclosure by the Company during the year ended December 31, 2015 No executive officer of the Company has served as a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity that had an executive officer serving as a member of the Company’s Board of Directors or the Compensation Committee.

COMPENSATION COMMITTEE REPORT

March 29, 2016
To the Board of Directors:

The following report of the Compensation Committee of the Board of Directors shall not be deemed to be ‟soliciting material” or to be ‟filed” with the Securities and Exchange Commission (‟SEC”) or subject to the SEC’s proxy rules, except for the required disclosure in this Proxy Statement, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended  (the ‟Exchange Act”), except to the extent that the Company specifically incorporates by reference into any filing made by the Company under the Securities Act of 1933, as amended (the ‟Securities Act”) or the Exchange Act.

The Compensation Committee of the Board of Directors consists of Messrs. Pressler, Reinauer, Bell, and Brasseux.  The duties and responsibilities of the Compensation Committee are set forth in a written charter adopted by the Board of Directors and such charter is available on the Company’s website at www.adamsresources.com, under Investor Relations – Corporate Profile – Corporate Governance.  Each of the members of the Compensation Committee is independent, as defined in Section 803A of the listing standards of the NYSE MKT Exchange.

We have reviewed and discussed with management the above Compensation Discussion and Analysis (‟CD&A”) and based on our review and discussions with management, we recommended to the Board of Directors that the CD&A be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2015

Townes G. Pressler, Chairman
Larry E. Bell
E. C. Reinauer, Jr.
Murray E. Brasseux

ITEM 2 - APPROVAL OF ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

Under the provisions of Section 951 of the Dodd-Frank Act, the shareholders of the Company are entitled to vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.  Pursuant to the Dodd-Frank Act, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or the Board of Directors.

Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of the shareholders and will consider the outcome of the vote when making future compensation decisions.

As described more fully in the ‟Compensation Discussion and Analysis” section of this Proxy Statement, the Company’s executive compensation program is designed to provide aggregate compensation opportunities for its named executive officers that are both competitive in the business marketplace and are based upon Company and individual performance.  The Company’s policy is to pay all forms of compensation in cash; this being the simplest method and does not expose the Company to potential future diminution of corporate value.

The advisory vote regarding the compensation of the named executive officers described in this Item 2 shall be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.  Abstentions and broker non-votes will not be counted as either votes cast for or against Item 2.

If no voting specification is made on a properly returned or voted proxy card, the persons named as proxy holders in the enclosed proxy have indicated they will vote ‟FOR” the approval of the compensation of the named executive officers as disclosed in this Proxy Statement and described in this Item 2.

The Board of Directors unanimously recommends a vote ‟FOR” the approval of the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to item 402 of regulation S-K.

DIRECTOR COMPENSATION

Directors who are employees of the Company do not receive fees or any other compensation for their services as directors. Directors who are not employees received cash compensation as presented in the table below. Director fees are based on a flat amount and are paid on a quarterly basis.  Directors are also reimbursed for direct out-of-pocket expenses in connection with travel associated with meeting attendance. There were no stock awards, option awards, non-equity incentive plans, pension plans or other non-qualified deferred compensation or other forms of compensation during 2015.

	2015 Director Compensation
	Cash fees	Total
E. C. Reinauer, Jr.	$60,000	$60,000
Larry E. Bell	$65,000	$65,000
Townes G. Pressler	$65,000	$65,000
Murray E. Brasseux	$45,000	$45,000
Michelle A. Earley	$45,000	$45,000
Frank T. Webster	$45,000	$45,000	(1)
______________________
(1)      Mr. Webster retired from the Board of Directors in December 2015.  No additional compensation was paid.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Deloitte & Touche LLP performed the audit of the Company’s consolidated financial statements for the year ended December 31, 2015.  The scope and all fees associated with audit and other services performed by Deloitte & Touche LLP are pre-approved by the Audit Committee on an annual basis.  The aggregate fees billed for 2015 and 2014 are set forth below:

	2015	2014
Audit Fees:
Audit of Consolidated Financial Statements	$930,000	$916,250
Tax Fees	-	-
All Other Fees	-	-
Total	$930,000	$916,250

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, has the responsibility to assist the Board of Directors in fulfilling its fiduciary responsibilities as to accounting policies and reporting practices of the Company and its subsidiaries and the sufficiency of the audits of all Company activities.  This committee is the Board's agent in ensuring the integrity of financial reports of the Company and its subsidiaries, and the adequacy of disclosures to shareholders.  The Audit Committee is the focal point for communication between other directors, the independent auditors and management as their duties relate to financial accounting, reporting and controls. The Audit Committee is also responsible for reviewing the financial transactions of the Company involving any related parties.

Audit Committee Pre-Approval Policies

The Audit Committee has established a policy intended to clearly define the scope of services performed by the Company’s independent registered public accountants.  This policy relates to audit services, audit-related services, tax and all other services that may be provided by the Company’s independent registered public accountants and is intended to ensure that such services do not impair the auditor’s independence.  The policy requires the pre-approval by the Audit Committee of all services to be provided by the Company’s independent registered public accountants.  Under the policy, the Audit Committee will annually review and pre-approve the services that may be provided by the independent registered public accountants.  The Audit Committee may delegate pre-approval authority to one or more of its members.  The member or members to whom such authority is delegated is required to report to the Audit Committee at its next meeting any services that such member or members has approved.  The policy also provides that the Audit Committee will pre-approve the fee levels for all services to be provided by the independent registered public accountants.

REPORT OF THE AUDIT COMMITTEE

March 29, 2016
To the Board of Directors:

The Audit Committee of the Board of Directors currently consists of Messrs. Bell, Reinauer, Pressler and Brasseux.  The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.adamsresources.com under Investor Relations – Corporate Profile - Corporate Governance.  Each member of the Audit Committee is independent, as defined in Section 803A of the listing standards of the NYSE MKT Exchange, and the Board has determined that Mr. Bell is an ‟audit committee financial expert” as defined by the SEC.

We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2015.

The Audit Committee received from and discussed with Deloitte & Touche LLP the written disclosure and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence and has discussed with Deloitte & Touche LLP, the auditors independence.  These items relate to that firm’s independence from the Company.  In addition, the Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by applicable accounting standards.  The Audit Committee monitored auditor independence, reviewed audit and non-audit services performed by Deloitte & Touche LLP and discussed with the auditors their independence.   All of the services provided by the Company’s principal accounting firm described in this proxy statement were approved in accordance with this policy, and the Audit Committee has determined that the independent registered public accountants’ independence has not been compromised as a result of providing these services and receiving the fees for such services as noted above.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Larry E. Bell, Chairman
E. C. Reinauer, Jr.
Townes G. Pressler
Murray E. Brasseux

The information contained in the report above shall not be deemed to be ‟soliciting material” or to be ‟filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

TRANSACTIONS WITH RELATED PERSONS

The late Mr. K. S. Adams, Jr., former Chairman of the Board and certain of his family partnerships and affiliates have participated as working interest owners with the Company’s subsidiary, Adams Resources Exploration Corporation (‟AREC”).  Mr. Adams and the affiliates participated on terms similar to those afforded other non-affiliated working interest owners.  While the affiliates have generally maintained their existing property interest, they have not participated in any such transactions originating after the death of Mr. Adams in October 2013.  As of December 31, 2015 the Company owed a combined net total of $40,000 to these related parties.  In connection with the operation of certain oil and gas properties, the Company also charges such related parties for administrative overhead primarily as prescribed by the Council of Petroleum Accountants Society Bulletin 5. Such overhead recoveries totaled $97,000 for the year ended December 31, 2015.

The Company also enters into certain transactions in the normal course of business with other affiliated entities including direct cost reimbursement for shared phone and administrative services.  For the year ended December 31, 2015 the affiliated entities charged the Company $68,000 of expense reimbursement and the Company charged the affiliates $35,000 for such expense reimbursements. The Company also leases its corporate office space in a building operated by an affiliated entity.  The lease rental rate was determined by an independent appraisal.  Rental expense paid to the related party for 2015 totaled $618,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the number of shares of Common Stock of the Company held of record on March 29, 2016, (i) by the named executive officers, directors and nominees for director, (ii) by beneficial owners of more than five percent of the Common Stock, and (iii) by all officers and directors as a group.  Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o Adams Resources & Energy, Inc. 17 South Briar Hollow Lane, Suite 100, Houston, Texas 77027.  Unless otherwise indicated, each person named below has sole voting and investment power over all shares of Common Stock indicated as beneficially owned.

Name and address	Shares of Common Stock		Percent
of Beneficial Owner	Beneficially Owned		of Class
Thomas S. Smith	1,981,029	(1)	46.9%
E. C. Reinauer, Jr.	8,161		*
Townes G. Pressler	1,000		*
Larry E. Bell	1,000		*
Michelle A. Earley	-		*
Murray E. Brasseux	-		*
Richard C. Jenner	-		*
W.R. Scofield	-		*
Richard B. Abshire	13,900		*
Sharon C. Davis	500		*

KSA Industries, Inc.	1,644,275	(2)	38.9%
17 South Briar Hollow Lane
Houston, Texas 77027

Barclay Cunningham Adams	1,675,599	(2)	39.7%
17 South Briar Hollow Lane
Houston, Texas 77027

Kenneth Stanley Adams IV	2,007,653	(2)	47.6%
17 South Briar Hollow Lane
Houston, Texas 77027

Susan Cunningham Lewis	1,651,330	(2)	39.1%
17 South Briar Hollow Lane
Houston, Texas 77027

Susan Adams Smith	1,981,029	(2)	46.9%
17 South Briar Hollow Lane
Houston, Texas 77027

Amy Adams Strunk	1,976,928	(2)	46.8%
17 South Briar Hollow Lane
Houston, Texas 77027

Dimensional Fund Advisors LP
6300 Bee Cave Road
Austin TX 78746	337,527	(3)	8.0%

Renaissance Technologies LLC and
Renaissance Technologies Holdings Corporation
800 Third Avenue
New York, New York 10022	278,000	(4)	6.6%

Officers and Directors	2,074,694		49.2%
as a group (10 persons)

*	Less than 1%
(1)
Includes 300 shares held directly, 3,801 shares held indirectly through Mr. Smith’s spouse, 1,644,275 shares owned by KSA Industries, Inc. and 332,653 shares owned by the Estates of K. S. Adams, Jr. and Nancy N. Adams with the spouse of Mr. Smith serving as a co-executor and co-trustee.

(2)
Based in part on information contained in Schedule 13D filings with the SEC on November 12, 2013.  Mr. Barclay Adams, Mr. Kenneth Stanley Adams IV, Ms. Susan Cunningham Lewis, Ms. Susan Adams Smith and Ms. Amy Adams Strunk, collectively comprise all of the shareholders of KSA Industries, Inc.  In addition to their indirect holding through KSA Industries, Inc., Mr. Barclay Adams holds 31,324 shares directly, Mr. Kenneth Stanley Adams IV holds 30,725 shares directly, and Ms. Lewis holds 7,055 shares directly, and Ms. Smith holds 3,801 shares directly. Ms. Smith also holds 300 shares indirectly through her spouse, Thomas S. Smith, Chairman.  Effective February 2014, Mr. Kenneth Stanley Adams IV, Ms. Susan Adams Smith and Ms. Amy Adams Strunk became co-executors and co-trustees of the estates of Kenneth S. Adams, Jr and Nancy N. Adams.  In addition to their above described beneficial holdings, the co-executors maintain beneficial ownership of 332,653 shares held by the estates and previously held directly by Kenneth S. Adams, Jr. or Nancy N. Adams.

(3)
Based solely on information contained in a Schedule 13G filed with the SEC on February 9, 2016 by Dimensional Fund Advisors LP.  Dimensional Fund Advisor LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the ‟Funds”).  In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds.  In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, ‟Dimensional”) possess voting and/or investment power over these securities that are owned by the Funds, and may be deemed to be the beneficial owner of such securities held by the Funds.  However, all securities reported herein are owned by the Funds.  Dimensional disclaims beneficial ownership of such securities.

(4)	Based solely on information contained in a Schedule 13G filed with the SEC on February 11, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from reporting persons that no Form 5 was required, the Company believes that all required Form 3, 4 and 5 reports for transactions occurring in 2015 were timely filed.

CODE OF ETHICS

The Company has adopted a code of ethics (the ‟Code of Ethics”) that applies to all officers, directors and employees, including the Company’s principal executive officer, principal financial and accounting officer, and persons performing similar functions (the ‟Principal Officers”).  A copy of the Code of Ethics is posted on the Company’s website at www.adamsresources.com under Investor Relations – Corporate Profile – Corporate Governance and the Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of its Code of Ethics with respect to its Principal Officers by posting such information on this Internet website.

ADDITIONAL INFORMATION

Appointment of Auditors

The present intention of the Audit Committee of the Board of Directors is to appoint Deloitte & Touche LLP, independent registered public accountants, to audit the financial statements of the Company for the year ending December 31, 2016.  Deloitte & Touche LLP was first appointed as the Company’s auditors in 2002.  A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders and will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder Proposals

Under the rules of the SEC, in order to be considered for inclusion in next year’s proxy statement, all shareholder proposals must be submitted in writing by November 30, 2016 to Adams Resources & Energy, Inc.,
c/o Investor Relations Manager, 17 South Briar Hollow Lane, Suite 100, Houston, Texas 77027.  The notice should contain the text of any proposal, the name and address of the shareholder as it appears in the books of the Company, the number of common shares of the Company that are beneficially owned by the shareholder, and any material interest of the shareholder in such business.  If a shareholder submits a proposal for consideration at the 2017 Annual Meeting after November 30, 2016, the Company’s proxy for the 2017 Annual Meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2017 Annual Meeting.

Other Matters

The Company knows of no matters to be presented for consideration at the Annual Meeting other than those described above.  If other matters are properly presented to the meeting for action, it is intended that the persons named in the accompanying proxy, and acting pursuant to authority granted thereunder, will vote in accordance with their best unanimous judgment on such matters.

Number of Proxy Statements and Annual Reports

Only one copy of this Proxy Statement and the Annual Report accompanying this Proxy Statement will be mailed to shareholders who have the same address unless the Company receives a request that the shareholders with the same address are to receive separate Proxy Statements and Annual Reports. These additional copies will be supplied at no additional cost to the requesting shareholder.  Shareholders who share an address and receive only one copy, or shareholders who share an address and receive two copies, may notify the Company that they wish to receive separate Annual Reports or Proxy Statements, or wish to receive only one Annual Report and Proxy Statement, as applicable, may notify the Company of such request by calling (713) 881-3600 or sending a written request to 17 South Briar Hollow Lane, Suite 100, Houston, Texas 77027.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, IT IS IMPORTANT THAT THEY BE REPRESENTED AT THE MEETING, AND YOU ARE RESPECTFULLY REQUESTED TO SIGN, DATE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

By Order of the Board of Directors

/s/ David B. Hurst
David B. Hurst
Secretary

Houston, Texas
March 29, 2016